EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

of SUPERVALU INC.

We consent to the use of our reports dated May 6, 2005, with respect to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 26, 2005 and February 28, 2004 and the related consolidated statements of earnings, cash flows and stockholder’s equity for each of the fiscal years in the three-year period ended February 26, 2005, and all related schedules, management’s assessment of the effectiveness of internal control over financial reporting as of February 26, 2005, and the effectiveness of internal control over financial reporting as of February 26, 2005 incorporated herein by reference.

Our report dated May 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of February 26, 2005, contains an explanatory paragraph that states that management’s assessment of the effectiveness of SUPERVALU INC.’s internal control over financial reporting excluded Total Logistics, Inc., which was acquired by SUPERVALU INC. in February 2005 in a purchase business combination.

KPMG LLP

Minneapolis, MN

February 9, 2006